Exhibit 10.4(22)
SECOND AMENDMENT
TO
MGM RESORTS INTERNATIONAL 2012 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

    This SECOND AMENDMENT, dated as of October 17, 2022 (this "Second Amendment"), amends the Amended and Restated MGM Resorts International 2012 Deferred Compensation Plan for Non-Employee Directors (the "Plan").

    WHEREAS, the Plan was amended and restated effective June 5, 2014;

    WHEREAS, the First Amendment to the Plan (the "First Amendment") was adopted on April 27, 2022;

    WHEREAS, pursuant to Section 6.1 of the Plan, the Human Capital and Compensation Committee (the "Committee") of the Board of Directors (the "Board") of MGM Resorts International may adopt minor amendments to the Plan without prior approval by the Board that: (i) are necessary or advisable for purposes of complying with applicable laws and regulations, (ii) relate to administrative practices under the Plan, or (iii) have an insubstantial financial effect on the Plan;

    WHEREAS, the Committee desires to amend the Plan to provide that (i) the Committee may delegate its authority to discontinue, substitute, or add Measurement Funds (as defined in the Plan) under the Plan and (ii) changes made to the Measurement Funds pursuant to Section 3.3(c) of the Plan shall take effect as soon as administratively practicable after the Committee provides written notice of such change to Plan participants; and

    WHEREAS, it has been determined that the changes made by this Second Amendment relate to administrative practices under the Plan and would have an insubstantial financial effect on the Plan.

    NOW THEREFORE, it is hereby acknowledged and agreed that:

1.The third sentence of Section 3.3(c) of the Plan is hereby deleted and replaced with the following:

"As necessary, the Committee (or its duly appointed designee) may, in its sole discretion, discontinue, substitute or add Measurement Funds."

2.The fourth sentence of Section 3.3(c) of the Plan is hereby deleted and replaced with the following:

"Each such action will take effect as soon as administratively practicable after the Committee gives Participants advance written notice of such change, unless such advance notice cannot be given due to reasons beyond the control of the Committee, in which case notice of the change shall be given as soon as administratively practicable."

3.Reference to and Effect on the Plan. Except as specifically amended herein, the Plan shall remain in full force and effect and is hereby ratified and confirmed. All references in the Plan to the "Plan" shall mean the Plan as amended by the First Amendment and this Second Amendment.
4.Adoption and Approval. The Committee duly adopted and approved this Second Amendment on October 17, 2022.

5.Effectiveness. This Second Amendment shall become effective as of October 17, 2022.
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IN WITNESS WHEREOF, MGM Resorts International has executed this Second Amendment to the Plan on this 17 day of October, 2022.

MGM Resorts International

ATTEST:	/s/ Shawn T. Sani	By:	Shawn T. Sani
		Title:	Chief Tax Officer